EXHIBIT 99(m)(1)


                              ACCESSOR FUNDS, INC.

                              AMENDED AND RESTATED
                          DISTRIBUTION AND SERVICE PLAN
                            FOR INVESTOR CLASS SHARES
                            AS AMENDED APRIL 26, 2002

This distribution and service plan (the "Distribution Plan") is adopted as of February 19, 1998, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by Accessor Funds, Inc., a corporation organized under the laws of the State of Maryland ("Accessor Funds"). Accessor Funds is a registered, no-load, open-end management investment company, currently consisting of the diversified series (each a "Fund" and collectively, the "Funds") set forth in Schedule A, as amended from time to time. Accessor Capital Management LP ("Accessor Capital") is the investment advisor and the transfer agent for the Accessor Funds, receives management and transfer agency fees from the Accessor Funds for providing services, and expects to earn profits from such services and fees. Accessor Funds adopts this Distribution Plan on behalf of a class of shares of its Funds (the "Investor Class Shares"), subject to the following terms and conditions:

Section 1. (a) Accessor Funds shall make directly, or cause to be made, payments for costs and expenses to third parties out of the assets of Accessor Funds, or to provide for the reimbursement of expenses to third parties incurred in connection with providing services primarily intended to result in the sale of Investor Class Shares (the "Distribution Services"), or to compensate such third parties for providing personal and/or account maintenance services to their clients who own Investor Class Shares (the "Shareholder Services").

         (b) Accessor Funds shall enter into dealer and service agreements (the "Distribution Agreements") with respect to the Investor Class Shares pursuant to this Distribution Plan with various financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") directly, pursuant to which the Service Organization will make available or offer Investor Class Shares of the Funds for sale to the public and reimburse such Service Organizations with which Accessor Funds, regarding the Investor Class Shares of a Fund, has an agreement, for providing Distribution and/or Shareholder Services at a rate specified in Section 2 below, based upon the average daily net assets of the Funds attributable to the Investor Class Shares, which are owned by customers of the Service Organization.

Section 2. Subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers, Inc. ("NASD"), the payments shall be made directly to third parties or such parties shall be reimbursed for such distribution or service related costs or expenses as necessary, such that the total annual rate shall be up to but not more than 0.25% on an annual basis of the average daily net assets of the Fund attributable to the Investor Class Shares. Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date in which it is incurred, subject always to the limit that not more than 0.25% on an annual basis of the average daily net assets of the Fund are attributable to Investor Class Shares. Investor Class Shares shall incur no interest or carrying charges for expenses carried forward. In the event the Distribution and Service Plan is terminated as herein provided, the Investor Class Shares shall have no liability for expenses that were not reimbursed as of the date of termination.

Section 3. The payment to a Service Organization is subject to compliance by the Service Organization with the terms of the Distribution Agreement between the Service Organization and Accessor Funds. If a shareholder of the Investor Class Shares ceases to be a client of a Service Organization that has entered into a Distribution Agreement with Accessor Funds but continues to hold Investor Class Shares, the Service Organization will be entitled to receive a similar payment with respect to the services provided to such investors, except that Accessor Funds may determine that the Service Organization shall no longer be entitled to such payment if the client becomes a client of another Service Organization that has a Distribution Agreement with Accessor Funds. For the purposes of determining the payments or reimbursements payable under the Distribution and Service Plan, the average daily net asset value of the Fund attributable to the Investor Class Shares shall be computed in the manner specified in Accessor Funds' Articles of Incorporation and current prospectus.

Section 4. (a) The Distribution Services, if any, will cover certain expenses primarily intended to result in the sale of Investor Class Shares, including, but not limited to: (a) costs of payments made to employees that engage in the distribution of Investor Class Shares; (b) costs relating to the formulation and implementation of marketing and promotional activities, including but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (c) costs of printing and distributing prospectuses, statements of additional information and reports of Accessor Funds to prospective holders of Investor Class Shares; (d) costs involved in preparing, printing and distributing sales literature pertaining to Accessor

Funds and (e) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that Accessor Funds may, from time to time, deem advisable if such costs are primarily intended to directly or indirectly result in the sale of Investor Class Shares of the Funds.

         (b) The Shareholder Services, if any, may be used for payments to Service Organizations who provide personal and/or account maintenance services to their clients who may from time to time beneficially own Investor Class Shares of the Funds of Accessor Funds to the extent the Service Organization is permitted to do so under applicable statutes, rules and regulations. By way of example, such services may include some or all of the following: (i) shareholder liaison services; (ii) providing information periodically to clients showing their positions in Investor Class Shares and integrating such statements with those of other transactions and balances in clients' other accounts serviced by the Service Organizations; (iii) responding to client inquiries relating to the services performed by the Service Organizations; (iv) responding to routine inquiries from clients concerning their investments in Investor Class Shares; and (v) providing such other similar services to clients as Accessor Funds may reasonably request to the extent the Service Organizations are permitted to do so under applicable statutes, rules and regulations PROVIDED, HOWEVER, if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "shareholder services" for purposes of 2830 of the NASD Conduct Rules that differs from the definition of "shareholder services" as presently used herein, or if the NASD adopts a related definition intended to define the same concept, the definition of "shareholder services" as used herein shall be automatically amended to conform to the NASD definition.

Section 5. Any Service Organization entering into an agreement with the Fund under this Distribution and Service Plan may also enter into an Administrative Services Agreement with regard to its Investor Class Shares with Accessor Funds pursuant to an Administrative Services Plan adopted by Accessor Funds, which will not be subject to the terms of this Distribution and Service Plan. Accessor Funds under this Distribution and Service Plan may enter into more than one agreement for its Investor Class Shares, with different Service Organizations providing services to different groups of shareholders.


Section 6. In addition to the payments which may be made by the Investor Class of the Accessor Funds, it is recognized that Accessor Capital may use it's revenues, including management fees paid to Accessor Capital by a Fund, as well as its past profits or its resources from any other source, to make payment to third parties with respect to any expenses incurred in connection with the distribution of the Fund's Investor Class (the "Class") shares of beneficial interest ("Shares"), including expenses of printing and distributing any prospectuses, reports, and other literature used by the Fund, advertising, and other promotional activities in connection with the offering of Shares for sale to the public.

         (a) Accessor Capital directly, or through third parties, may, subject to the approval of the Board of Directors of Accessor Funds, provide or make payments to securities dealers, banks and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding a Fund, processing shareholder transactions and providing such other shareholder services as Accessor Funds may reasonably request.

         (b) The Funds will not make separate payments as a result of the provisions of this Section 6 to Accessor Capital or any other party, it being recognized that each Fund presently pays, and will continue to pay, a management fee to Accessor Capital. To the extent that any payments made by a Fund to Accessor Capital, including payment of management fees should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

         (c) Accessor Capital shall provide Accessor Funds, for review by Accessor Funds' Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares of each Fund covered by this plan (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

         (d) The provisions of this Section 6 do not require Accessor Capital to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of the Funds.

Section 7. The Distribution and Service Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Directors of Accessor Funds, and (b) those Directors of Accessor Funds who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it (the "Qualified Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Distribution and Service Plan and such related agreements.

Section 8. The Distribution and Service Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Distribution and Service Plan in paragraph 6.

Section 9. Any person authorized to direct the disposition of monies paid or payable by Investor Class Shares for Distribution Services pursuant to the Distribution and Service Plan or any related agreement shall provide to Accessor Funds' Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 10. Any agreement related to the Distribution and Service Plan, as such phrase is used in Rule 12b-1 under the 1940 Act, shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of the Investor Class Shares of a Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 11. The Distribution and Service Plan may be amended at any time with respect to a Fund by the Board of Directors, provided that (a) for so long as required pursuant to Rule 12b-1 under the 1940 Act, any amendment to increase materially the costs which the Investor Class Shares may bear for distribution pursuant to the Distribution and Service Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Investor Class Shares of the Funds, and (b) any material amendments of the terms of the Distribution and Service Plan shall become effective only upon approval as provided in paragraph 7 hereof.

Section 12. While the Distribution and Service Plan is in effect, the selection and nomination of Qualified Directors shall be committed to the discretion of the Qualified Directors.

Section 13. Accessor Funds shall preserve copies of the Distribution and Service Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Distribution and Service Plan, such agreement or report, as the case may be, the first two
(2) years of which shall be in an easily accessible place.

Section 14. The Distribution and Service Plan may be terminated with respect to Accessor Funds by a vote of a majority of the Qualified Directors or by the vote of a majority of the outstanding voting securities of the Investor Class of the Funds. Any change in the Distribution and Service Plan that would materially increase the cost to the Invest Class Shares of the Funds to which the Distribution and Service Plan relates requires approval of the affected shareholders of the Funds.

IN WITNESS WHEREOF, Accessor Funds has adopted this Distribution and Service Plan effective as of the 19th day February, 1998 as amended November 16, 2000, and April 26, 2002.

ACCESSOR FUNDS, INC.
INVESTOR CLASS SHARES


By:
   ----------------------------------
   J. Anthony Whatley III
   Principal Executive Officer and President

                                   SCHEDULE A
                        To Distribution and Service Plan
                             As of November 16, 2000

         This Distribution and Service Plan shall be adopted with respect to the Investor Class Shares of the following Funds of Accessor Funds, Inc.:

                  Growth Fund
                  Value Fund
                  Small to Mid Cap Fund
                  International Equity Fund
                  Intermediate Fixed-Income Fund
                  Short-Intermediate Fixed-Income Fund
                  Mortgage Securities Fund
                  High Yield Bond Fund
                  U.S. Government Money Fund
                  Accessor Income Allocation Fund
                  Accessor Income and Growth Allocation Fund
                  Accessor Balanced Allocation Fund
                  Accessor Growth and Income Allocation Fund
                  Accessor Growth Allocation Fund
                  Accessor Aggressive Growth Allocation Fund